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                                                                    Exhibit 99.2


 ASCENT PEDIATRICS, INC. ANNOUNCES CLOSING ON $16 MILLION FINANCING WITH FURMAN
      SELZ INVESTMENTS AND BANCBOSTON VENTURES AND ELECTION OF NEW DIRECTOR


Wilmington, MA -- June 2, 1998 -- Ascent Pediatrics, Inc. (NASDAQ: ASCT) todaY announced that it has closed on a $16 million financing with funds affiliated with Furman Selz Investments and BancBoston Ventures. The investors have purchased $7 million of 8% convertible exchangeable preferred stock, $9 million of 8% seven-year subordinated notes and 2,116,958 seven-year common stock purchase warrants. The preferred stock conversion price and warrant exercise price are both $4.75 per share.

The Company has repaid its current outstanding debt of $5.25 million and intends to use the balance for working capital and general corporate purposes.

In connection with the investment the Company is pleased to announce the addition of Mr. James Luikart, Managing Director of Furman Selz Investments LLC to its board. Mr. Luikart joined Furman Selz Investments in late 1994 after spending over twenty years with Citicorp, the last several years of which were as a Vice President of Citicorp Venture Capital, Ltd. Mr. Luikart will be replacing Mr. Thomas Janes, Managing Director of Triumph Capital Group.

Ascent Pediatrics, Inc. is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address the unmet needs of children through the development of differentiated, proprietary products based on approved compounds with well-known clinical profiles. Ascent is developing a range of pharmaceuticals designed to improve upon currently available products for common pediatric illnesses through the application of its drug delivery and reformulation techniques.

Investors are cautioned that this press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "expects", "intends", "will" and similar expressions are intended to identify forward-looking statements. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially from those indicated by such forward-looking statements due to numerous factors, including but not limited to the following: seasonality and variable operating results, dependence on new product development, dependence on obtaining regulatory approval to market products, management of growth, inability to retain or attract customers due to competition, uncertainty in the healthcare industry, risk of product liability claims, and possible volatility of stock price. These factors, as well as a number of other important factors, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 under the caption "Certain Factors Which may Affect Future Results", which are incorporated herein by this reference.